UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 12, 2008 (November 7, 2008)

SURGE GLOBAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24269	34-1454529
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

990 Highland Drive, Suite 206 Solana Beach, CA	92075
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(858) 720-9900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Reference is made to the press release appended hereto as Exhibits 99.1.

Item 8.01 Other Events

On November 7, 2008, Surge Energy Resources, Inc., a wholly owned subsidiary of Surge Global Energy, Inc., entered into a participation agreement with Delaphin Energy Resources III, LLC to participate in the drilling of the Qualmay #12-42, a 7,250 foot well to be drilled on approximately 40 acres of land in Park County, Wyoming to test the Mid-Frontier formation.

Surge Energy Resources will pay approximately $221,000 for drilling costs and an estimated $200,000 for completion costs, if warranted, for a 25% working interest in all income until payout at which time Surge’s interest will be 15% for the life of the well.  Also acquired in this transaction were future rights to participate in drilling three additional wells on 520 acres of leases within an area of mutual interest on the same terms and conditions as the Qualmay #12-42.

Estimated total drilling costs and completion costs for 100% of the Qualmay #12-42 well are estimated at $1,670,560, of which Surge will be obligated to pay 25% of those costs and will do so using existing cash on hand.  The projected drilling time for the Qualmay #12-42 well  is about two weeks at which time the well will be logged and a determination made whether to complete the well or abandon. Drilling is projected to begin on or before November 25, 2008.

Item 9.01 Financial Statements and Exhibits.

Exhibit

99.1     Press release dated November 12, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE GLOBAL ENERGY, INC.,
a Delaware corporation

Date: November 12, 2008	By:	/s/ E. Jamie Schloss
E. Jamie Schloss, Chief Executive Officer